As filed with the Securities and Exchange Commission on December 1, 2022
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RESOURCES CONNECTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0832424
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17101 Armstrong Avenue
Irvine, California 92614
(Address, including zip code, of Principal Executive Offices)

Resources Connection, Inc. 2019 Employee Stock Purchase Plan
 (Full title of the plan)

Lauren A. Elkerson
Chief Legal Officer
Resources Connection, Inc.
17101 Armstrong Avenue
Irvine, California 92614
(714) 430-6400
(Name, address and telephone number, including area code, of agent for service)

COPY TO:

Mark Peterson, Esq.
O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer □	Accelerated filer ☑

Non-accelerated filer □	Smaller reporting company □

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    □

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of Resources Connection, Inc., a Delaware corporation (the “Company” or the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended May 28, 2022, filed with the Commission on July 28, 2022 (Commission File No. 000-32113);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended August 27, 2022, filed with the Commission on October 6, 2022 (Commission File No. 000-32113);

(c)
The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on September 6, 2022, that are incorporated by reference in Part III of the Company’s Annual Report on Form 10-K for its fiscal year ended May 28, 2022 (each, Commission File No. 000-32113);

(d)	The Company’s Current Reports on Form 8-K, filed with the Commission on July 28, 2022 (with respect to item 8.01 only) and October 21, 2022 (each, Commission File No. 000-32113); and

(e)
The description of the Company’s common stock, par value $0.01 per share (the “Common Stock”), contained in its Registration Statement on Form 8-A, filed with the Commission on December 12, 2000 (Commission File No. 000-32113), which incorporates such description from the Company’s Registration Statement on Form S-1, filed with the Commission on September 1, 2000 (Commission File No. 333-45000), which description is also incorporated herein by reference, as updated by Exhibit 4.2 to the Company’s Annual Report on Form 10-K for its fiscal year ended May 30, 2020, filed with the Commission on July 27, 2020 (Commission File No. 000-32113), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Lauren A. Elkerson.  Ms. Elkerson is the Chief Legal Officer of the Company and is compensated by the Company as an employee.  Ms. Elkerson owns 6,091 shares of Common Stock, 36,323 restricted stock units (with performance-based stock units included based on the “target” level of performance) that are payable in an equivalent number of shares of Common Stock, and Company stock options to acquire up to an additional 4,400 shares of Common Stock.  Such equity awards were granted under the Company’s 2020 Performance Incentive Plan and 2014 Performance Incentive Plan.  Ms. Elkerson is also eligible to participate in the Resources Connection, Inc. 2019 Employee Stock Purchase Plan.

Item 6.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “Delaware Law”), the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The Company’s Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws include provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Law and (ii) require the Company to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary.  Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.  The Company believes these provisions are necessary to attract and retain qualified persons as directors and officers.  These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers.  The provision also does not affect a director’s responsibilities under any other law, such as federal securities laws or state or federal environmental laws.

The Company has obtained an insurance policy covering the officers and directors of the Company with respect to certain liabilities (including, without limitation, liabilities arising under the Securities Act).

The Company has entered into indemnification agreements with the Company’s directors and officers.  The form of indemnification agreement is filed as Exhibit 10.26 to the Company’s Annual Report on Form 10-K for its fiscal year ended May 31, 2008 (Commission File No. 000-32113).  These agreements provide broader indemnity rights than those provided under Delaware Law and under the Company’s Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws.  The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against the Company or the Company’s directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer.  Such recoveries would accrue to the benefit of the Company but would be offset by the Company’s obligations to the director or officer under the indemnification agreement.

The above discussion of Delaware Law, the Company’s Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws, and the Company’s indemnification agreements with officers and directors, is not intended to be exhaustive and is qualified in its entirety by such statute, Amended and Restated Certificate of Incorporation, Third Amended and Restated Bylaws, and form of such indemnification agreement.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9.	Undertakings

(a)         The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Resources Connection, Inc. 2019 Employee Stock Purchase Plan (Filed as Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Commission on October 21, 2022 (Commission File No. 000-32113) and incorporated herein by this reference).

5.1	Opinion of Counsel (opinion re legality).

23.1	Consent of RSM US LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on December 1, 2022.

RESOURCES CONNECTION, INC.

By:	/s/ Kate W. Duchene
Kate W. Duchene
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kate W. Duchene, Jennifer Y. Ryu, and Lauren A. Elkerson, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or their or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kate W. Duchene	President, Chief Executive Officer and Director	November 19, 2022
Kate W. Duchene	(Principal Executive Officer)

/s/ Jennifer Y. Ryu	Executive Vice President and Chief Financial Officer	November 19, 2022
Jennifer Y. Ryu	(Principal Financial and Accounting Officer)

/s/ Anthony C. Cherbak	Director	November 17, 2022
Anthony C. Cherbak

_________________	Director	____________, 2022
Neil F. Dimick

/s/ Robert F. Kistinger	Director	November 17, 2022
Robert F. Kistinger

/s/ Marco von Maltzan	Director	November 17, 2022
Marco von Maltzan

/s/ Donald B. Murray	Director	November 17, 2022
Donald B. Murray

/s/ Lisa Pierozzi	Director	November 20, 2022
Lisa Pierozzi

/s/ A. Robert Pisano	Director	November 17, 2022
A. Robert Pisano

/s/ Jolene S. Sarkis	Director	November 17, 2022
Jolene S. Sarkis

/s/ David P. White	Director	November 17, 2022
David P. White